EX-FILING FEES
Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Unity Software Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.000005 per share	457(c) and 457(f)(1)	126,099,935 shares	N/A	$4,081,747,196.18	.0000927	$378,377.97
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$4,081,747,196.18		$378,377.97
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$378,377.97

(1)
Represents the maximum number of shares of common stock, par value $0.000005 per share, of Unity Software Inc. (“Unity common stock”) estimated to be issuable or subject to stock-based awards that may be assumed by the registrant upon the completion of the transactions described herein. The number of shares of Unity common stock being registered is based on (a) the sum of (i) 1,023,158,214 Class A ordinary shares, no par value (“ironSource Class A ordinary shares”) and Class B ordinary shares, no par value (“ironSource Class B ordinary shares” and together with the ironSource Class A ordinary shares, the “ironSource ordinary shares”) issued and outstanding as of July 15, 2022, other than shares held by subsidiaries of ironSource Ltd., and, (ii) a maximum of 134,784,253 ironSource ordinary shares issuable upon the exercise or settlement of ironSource options and ironSource RSUs that were outstanding as of July 15, 2022, multiplied by (b) the exchange ratio of 0.1089 shares of Unity common stock for each ironSource ordinary share, rounded to the nearest share.

(2)
Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (i) $3.53, the average of the high and low prices for ironSource ordinary shares as reported on The New York Stock Exchange on July 26, 2022, multiplied by (ii) 1,157,942,467 (which represents the estimated maximum number of ironSource ordinary shares that may be exchanged in the transactions described herein for the merger consideration, as described in footnote (1) above). In accordance with Rule 416, this Registration Statement also covers an indeterminate number of additional shares of ironSource securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)
The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, by multiplying the proposed maximum aggregate offering price for the securities by 0.00009270.